Exhibit d(viii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K
February 3, 1999

Henry A. Frantzen
Executive Vice President
Federated Global Investment Management Corp.
175 Water Street
New York, NY  10038-4965

Dear Hank:

This letter serves as notice of the resignation of Federated Research as sub-adviser to Federated Global Investment Management Corp. (formerly, Federated Global Research Corp.) in relation to Federated Global Financial Services Fund, a portfolio of World Investment Series, Inc.

In order to provide for the orderly termination of obligations under the Sub-Advisory Agreement dated September 1, 1998, between Federated Global Investment Management corp. and Federated Research (the "Agreement"), notwithstanding the termination and notice provisions contained in the Agreement, Federated Research's resignation shall be effective on March 31, 1999.

Please signify your acceptance of the waiver of the notice provision of the Agreement by executing below.

Sincerely,


/s/ J. Thomas Madden
J. Thomas Madden
Executive Vice President


I hereby waive the notice provision of the Sub-Advisory Agreement dated September 1, 1998, between Federated Global Investment Management Corp. and Federated Research.


/s/ Henry A. Frantzen
Henry A. Frantzen
Executive Vice President
Federated Global Investment Management Corp.